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                                                                    EXHIBIT 99.1

For Immediate Release

Cleco Corporation stock split approved by shareholders

PINEVILLE, La., April 27, 2001 -- Cleco Corporation (NYSE, PCX: CNL) announced today shareholder approval of a charter amendment to increase the amount of authorized common stock and to effect a two-for-one split of its common stock.

"We appreciate our shareholders' decision to approve the stock split. We see it as a vote of confidence in our ability to continue executing our strategy and providing consistent financial results," Cleco President and CEO David Eppler said after shareholders approved the proposal at the corporation's annual meeting of shareholders. Cleco's board of directors had previously authorized the split subject to shareholder approval.

Certificates representing the additional shares of common stock will be distributed on or about May 21, 2001 to shareholders of record at the close of business on May 7, 2001. Currently held certificates will remain valid and should be retained by shareholders. After the split, Cleco will have approximately 45 million shares of common stock outstanding and have authorization to issue up to an aggregate of 100 million shares, including shares presently outstanding. Convertible securities and stock options which are outstanding will be adjusted accordingly to reflect the stock split.

Cleco common stock will begin trading at its post-split price on the day after the additional shares are distributed to shareholders, which will be May 22, 2001, assuming the additional shares are distributed on May 21, 2001.

Cleco Corporation is a regional energy services company headquartered in Pineville, La. It operates a nonregulated midstream energy business that develops and operates power plants, and a regulated electric utility company that serves about 250,000 customers in Louisiana.

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